FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES FIRST QUARTER SALES AND EARNINGS

Des Plaines, IL, March 24, 2004... Juno Lighting, Inc. (NASDAQ-JUNO) announced that for the quarter ended February 29, 2004 sales increased 16.9% to $50,891,000 compared to first quarter 2003 sales of $43,523,000. Net income available to common shareholders for the first quarter of 2004 was approximately $493,000 ($0.19 per common share on a basic and diluted basis), compared to net income available to common shareholders of $13,000 ($0.01 per common share on a basic and diluted basis) for the like period in 2003.

The Company will conduct a conference call on March 24, 2004 at 3:30 p.m. Central Daylight Savings Time. Those interested may listen to the call by dialing 888-469-0644, pass code "JUNO" and leader "George Bilek". A replay of the conference call will be available from 6:00 PM (Central) March 24, 2004 to 5:00 PM March 31, 2004 by dialing (800)-568-0227 (U.S.) and (402) 998-1165 (Int'l). You will be required to enter a passcode of 6321 and the call leader's name.

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

	(In Thousands Except Share Amounts)

	First Quarter Ended,

	February 29, 2004	February 28, 2003

Net Sales	$50,891	$43,523

Interest Expense	3,630	4,109

Income Before Taxes	5,605	4,394

Net Income	3,530	2,819

Preferred Stock Dividend	3,037	2,806

Net Income Available to
Common Shareholders	493	13

EBITDA (A)	10,460	8,819

Net Income Per
Common Share
Basic	$0.19	$0.01
Diluted	$0.19	$0.01

Average Number of
Outstanding Shares
Basic	2,600,264	2,529,534
Diluted	2,632,152	2,529,534

(A )

EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) deferred compensation and (f) other non-cash charges. The non-cash charges referred to in the above reconciliation primarily related to the amortization of a step up in the inventory value of an acquired subsidiary. EBITDA is not a calculation prepared in accordance with generally accepted accounting principles and, because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. The reconciliation of EBITDA is set forth in the table below. Additionally, EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. However, EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. We also use EBITDA as an integral part of internal reporting to evaluate management team performance and to monitor compliance with certain financial covenants in our credit agreements.

EBITDA Reconciliation (unaudited)

	Three Months Ended

(In Thousands)	February 29, 2004	February 28, 2003

Net Income	3,530	2,819

Add Back (Subtract):
Income Taxes	2,075	1,576
Interest Expense	3,630	4,109
(Gain) on Interest Rate Swap	(110)	(1,263)
Interest and Royalty Income	(39)	(17)
Depreciation and Amortization	1,374	1,434
Deferred Compensation and Other Non-Cash Charges	-	161

EBITDA	10,460	8,819